PRESS RELEASE: Dekania Corp announces actions by Advanced Equities Financial Corp. shareholders regarding the Merger Agreement between the two companies

PHILADELPHIA, October 7, 2008

Dekania Corp announced today that on October 6, 2008, it was advised by Advanced Equities Financial Corp. that a majority of its shareholders had taken action by consent "disapproving and rejecting" the merger between Dekania and Advanced Equities Financial Corp. Dekania is currently evaluating the effectiveness of the alleged shareholder action, as well as the alternatives available to it with respect to the merger and Advanced Equities Financial Corp.

Contact:

Dekania Corp.

David Nathaniel, Chief Investment Officer

646-673-8020, dnathaniel@dekaniacorp.com